Exhibit 10.1

AMENDED AND RESTATED COST SHARING AGREEMENT

         THIS AGREEMENT is entered into this 16th day of August, 2002, by and among SELECT TRANSPORT, INC., a Delaware corporation (“ST”), SELECT MEDICAL CORPORATION, a Delaware corporation (“SMC”), and SELECT AIR II CORPORATION, a Pennsylvania corporation (“SAII”).

BACKGROUND

         A.     SMC leases a Cessna Citation III, Manufacturer’s Serial Number 650-0132, Registration Number N49SM (the “Citation III”). The Citation III is kept in a hangar at the Harrisburg International Airport owned by ST (the “Hangar”). SAII owns a jet aircraft (the “Citation II”), which also occupies space in the Hangar.

         B.     On December 11, 2000, SMC, SAII and ST, executed and delivered that certain Cost Sharing Agreement (the “Prior Agreement”), pursuant to which the parties thereto provided for an equitable sharing of common expenses relative to the storage, maintenance and operation of their aircraft. The Prior Agreement was amended by that certain First Amendment to Cost Sharing Agreement dated April 1, 2001 and that certain Second Amendment to Cost Sharing Agreement dated February 12, 2002.

         C.     The parties hereto now desire to amend and restate the Prior Agreement as hereinafter provided.

         NOW THEREFORE, intending to be legally bound hereby, the parties covenant and agree as follows:

         1.     Hangar Usage. SMC will pay ST the sum of $3,250 per month (subject to annual adjustments to be mutually agreed upon by SAII and SMC), which is intended to reimburse ST for costs attributable to the physical hangar facility, such as interest, depreciation, real estate taxes, maintenance, insurance and utilities. Such amount shall be due and payable from SMC to ST on the first day of each calendar month.

         2.     Mechanic. A full-time, professional aircraft mechanic is employed through SMC to service the Citation II and the Citation III. Effective on February 12, 2002, SMC will no longer charge SAII for use of its mechanic in providing services with respect to the Citation II.

         3.     Pilots. Two full-time professional pilots are employed by SMC. The pilots fly both the Citation II and the Citation III. In addition, SMC and SAII from time to time hire contract pilots on a per diem basis. SMC and SAII will each be solely responsible for retaining and paying such nonemployee contract pilots to fly their respective aircraft. However, effective on February 12, 2002, SMC will no longer charge SAII for use of its pilots in connection with Citation II flights taken for personal trips.

         4.     Use of Citation II. The parties acknowledge that for business reasons, SMC may utilize the Citation II from time to time. SMC agrees to pay SAII $1,500 per flight hour for its use of the Citation II.

         5.     Use of Citation III. Effective on February 12, 2002, the Citation III (and SMC’s pilots) may be used, from time to time, for personal trips taken by SMC’s executive officers (who are, in some cases, accompanied by friends and family members), as follows: (a) Rocco A. Ortenzio, SMC’s Executive Chairman, and Robert A. Ortenzio, SMC’s President and Chief Executive Officer, may use the Citation III for personal trips without limitation, (b) all other executives officers of SMC may use the Citation III only (i) in connection with a personal emergency or bereavement matter, and (ii) with the prior approval of either SMC’s Executive Chairman or SMC’s President and Chief Executive Officer. SMC will receive no charge or reimbursement from any executive officer for personal use of the Citation III (and SMC’s pilots), or costs incurred by SMC in connection therewith. In connection with each trip taken by an executive officer for personal reasons, SMC will calculate the amount of compensation that must be included in such executive officers W-2 form, as required by IRS rules.

         6.     Term/Termination. This Agreement shall continue until terminated by any party, provided no termination will take effect until thirty (30) days after notice of intent to terminate.

         7.     Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means, (b) one business day after having been delivered to an air courier for overnight delivery, or (c) three business days after having been deposited in the mail as certified or registered mail, return receipt requested, all fees prepaid, directed to the party or its permitted assignees at the following addresses (or at such other address as shall be given in writing by either party hereto):

Select Air II Corporation 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Michael Salerno	Select Medical Corporation 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Michael E. Tarvin	Select Transport, Inc. 4716 Old Gettysburg Road P.O. Box 2034 Mechanicsburg, PA 17055 Attn: Michael E. Salerno

         8.     Attorneys’ Fees. In any litigation or other proceeding relating to this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

         9.     Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their successors and assigns.

         10.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         11.     Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

         12.     Entire Agreement. This Agreement (including the exhibits hereto, if any) and the other documents and instruments specifically provided for herein contain the entire understanding of the parties hereto concerning the subject matter of this Agreement and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof.

         13.     Amendments. This Agreement may be amended or modified only by an instrument signed by each of the parties hereto.

         14.     Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of this Agreement. Each and every provision of this Agreement, and such other documents and instruments, shall be construed as though the parties participated equally in the drafting of this Agreement. Consequently, the parties hereto acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or to such other documents and instruments.

         15.     No Waiver. The failure of a party hereto to insist, in any one or more instances, on performance of any items, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party hereto shall be valid unless in writing and signed by such party.

         16.     Governing Law. This Agreement shall be governed by all respects, including validity, interpretation and effect, by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law thereof.

         17.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, under seal, the day and date first above written:

SELECT TRANSPORT, INC., a Delaware corporation

/s/ Michael E. Salerno
By:	Michael E. Salerno, Treasurer

SELECT MEDICAL CORPORATION, a Delaware corporation

/s/ Michael E. Tarvin
By:	Michael E. Tarvin, Senior Vice President

SELECT AIR II CORPORATION, a Pennsylvania corporation

/s/ Michael E. Salerno
By:	Michael E. Salerno, Vice President

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